July 30, 2008

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS PRELIMINARY SECOND QUARTER 2008 FINANCIAL RESULTS

•	Consolidated revenue of $142.5 million
•	EBITDAS of $43.4 million
•	Net income of $3.6 million or $0.07 per diluted share

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported preliminary second quarter 2008 revenues of $142.5 million, an increase of 9.7 percent over the second quarter of 2007. Second quarter 2008 earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) totaled $43.4 million. EBITDAS increased $1.8 million or 4.2 percent from the second quarter of 2007. The increase in EBITDAS was attributable to growth in all segments except network access.

GCI’s second quarter 2008 net income is expected to be $3.6 million, or earnings per diluted share of $0.07. The company’s second quarter net income compares to net income of $5.9 million, or earnings per diluted share of $0.11 in the same period of 2007.

Second quarter 2008 revenue increased along all products lines when compared to the prior year. Second quarter results include the acquisition of the United companies as of June 1, 2008.

Revenues for the company increased $7.8 million, or 5.8 percent, over first quarter 2008 revenues of $134.7 million. Second quarter EBITDAS of $43.4 million increased 13.6 percent from $38.2 million in the first quarter of 2008.

“We just concluded another excellent quarter,” said GCI president Ron Duncan. “GCI’s second quarter results set new records for both revenue and EBITDAS. Our strong financial results are being driven by solid and growing customer metrics across all categories. We are on target to achieve our goals for 2008 and 2009.”

“GCI achieved a number of important milestones since the end of the first quarter. We closed our acquisition of the United companies. We successfully transitioned all our rural telecommunications traffic to the Galaxy 18 satellite. Shortly after the end of the quarter we closed our acquisition of Alaska Wireless, LLC. This acquisition jump starts GCI’s rural wireless initiative and along with our own rural wireless build-out will allow GCI to provide wireless service in more than 40 rural communities before the end of the year and more than 200 rural communities within the next 24 months. The build-out plans for our urban wireless networks are proceeding and we hope to close our acquisition of the remaining interest in Alaska DigiTel prior to the end of the third quarter.”

“The third quarter marks the start of our wireless transition. Significant amounts of EBITDAS will be shifted from our network access business to our consumer and commercial business units as a result of the transition of AT&T Mobility traffic off of our carrier network and our transition of wireless customers from the AT&T network to our own,” said Duncan. This process will add significantly to EBITDAS when it is complete by this time next year. I anticipate continued improvement in customer counts and operating metrics during the third quarter. Financial results should be similar to the just completed quarter. Third quarter EBITDAS may be burdened some by the costs and pace of the wireless transition. I am confident, however, that we will hit our announced goals for both 2008 and 2009.”

GCI reaffirms 2008 guidance for revenues of $550 million to $560 million and EBITDAS of more than $165 million. Additionally GCI anticipates total cash receipts in excess of $45 million during 2008 as a result of fiber IRU agreements which are not otherwise reflected in current guidance. Second quarter 2008 results exceeded guidance for revenues of $133 million to $136 million and for EBITDAS in excess of the first quarter. Third quarter revenues are expected to total $138 million to $141 million, not including revenues from the amortization of fiber sales.

           Highlights
•
Consumer revenues totaled $62.1 million, an increase of 12.7 percent over the prior year quarter and an increase of 1.2 percent over the first quarter of 2008. The increases were across all products and services.

•
GCI local access lines increased by 14,800 over the first quarter of 2008. The increase includes access lines from the acquisition of the United companies. Consumer, network access, commercial and other local access lines totaled 137,700 at the end of the second quarter of 2008, representing an estimated 32 percent share of the total access line market in Alaska. GCI began providing local access services on its own facilities in the Nome market during the second quarter of 2008.

•
GCI has provisioned 89,700 access lines on its own facilities at the end of the second quarter of 2008, an increase of 18,600 lines over the first quarter of 2008 and an increase of 35,000 lines when compared to the end of the second quarter of the prior year. The increase in provisioned lines includes 12,200 lines acquired from the United companies. The company had provisioned 54,700 access lines on its own facilities at the end of the second quarter of 2007. Plant upgrades were completed in the Fairbanks, Seward and Homer markets during the second quarter.

•
GCI had 100,000 consumer and commercial cable modem access customers at the end of the second quarter of 2008, an increase of 300 over the 99,700 cable modem customers at the end of the first quarter 2008. Average monthly revenue per cable modem totaled $37.77 for the second quarter of 2008 as compared to $36.71 for the first quarter of 2008, an increase of 2.9 percent. The increase in average monthly revenues arises primarily from customers upgrading to plans with increased levels of service.

•	GCI has 84,100 wireless subscribers, an increase of 3,900 subscribers from the first quarter of 2008.

•
GCI’s contractors began laying 750 miles of undersea fiber that will connect 50,000 residents in several communities in Southeast Alaska. The $33 million project is expected to be completed before the end of 2008.

•
GCI is on track with its redundant fiber route to Fairbanks and with its diverse fiber route along Turnagain Arm near Anchorage. The Turnagain Arm project eliminates a current bottleneck where all of the fiber routes out of Alaska come unacceptably close together and when completed will allow GCI’s lower 48 fiber ring to fully meet the diversity requirements of the United States Department of Defense.

Consumer
Consumer revenues increased 12.7 percent to $62.1 million compared to $55.1 million in the second quarter of 2007 and increased 1.2 percent over the first quarter of 2008. The increased revenue is from all consumer product offerings.

Consumer voice revenues were up 4.4 percent over the prior year and 2.3 percent over the first quarter of 2008. Consumer local access lines in service for the second quarter were up approximately 9,700 lines compared to the second quarter of 2007. Access lines in the second quarter increased by 1,300 over the first quarter of 2008. Voice revenues continue to increase due to sales of voice services in existing and newly opened markets.

GCI serves 60,500 consumer access lines on its own facilities, an increase of 5,000 lines from the first quarter of 2008

Consumer video revenues increased 7.4 percent over the prior year and were up slightly from the first quarter of 2008. The increase in year-over-year revenue is due in part to an increase in video subscribers purchasing higher tier services including high definition or digital service and renting high definition/digital video recorders. Consumer video subscribers totaled 130,300, an increase of 5,600 subscribers over the second quarter of 2007 and a seasonal decrease of 400 subscribers from the first quarter of 2008.

Consumer data revenues increased 25.6 percent over the prior year and 2.9 percent over the first quarter of 2008. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue per modem subscriber. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service. GCI added 8,400 consumer cable modem customers over the prior year and 100 customers during the second quarter of 2008.

Consumer wireless revenues increased to $13.9 million, an increase of 22.9 percent over the second quarter of 2007. The increase in wireless revenues is primarily due to an increase in wireless subscribers, including those of the company’s wireless subsidiary, Alaska DigiTel.

Network Access
Network access revenues increased 0.7 percent to $41.9 million as compared to $41.6 million in the second quarter of 2007 and increased 6.9 percent over the first quarter of 2008.

Voice revenues, as expected, decreased 5.5 percent from the prior year and increased 5.8 percent over the first quarter of 2008. The decrease in voice revenues from the prior year is primarily due to the effects of rate reductions for other common carriers. Network access minutes increased 2.7 percent to 326.2 million minutes for the second quarter of 2008 as compared to the second quarter of 2007. Minutes for the second quarter of 2008 increased 3.7 percent from the first quarter of 2008.

Data revenues for the second quarter of 2008 were up 16.3 percent compared to second quarter 2007 and increased 6.8 percent over the first quarter of 2008. The increase in data revenues over the prior year is primarily due to an increase in circuits sold.

Commercial
Commercial revenues increased 4.8 percent to $27.4 million as compared to $26.2 million in the second quarter of 2007 and increased 3.2 percent from $26.6 million in the first quarter of 2008. Commercial revenues increased from the prior year primarily due to an increase in time and materials revenues. Revenues increased along all commercial product lines over the first quarter of 2008.

A second quarter decrease in voice revenues as compared to the prior year was primarily due to a decrease in average revenue per minute and a 3.5 percent decrease in long distance minutes. Sequentially, commercial minutes increased 0.3 percent over the first quarter of 2008. GCI increased commercial local access lines by 2,500 over the second quarter of 2007 and 1,900 when compared to the first quarter of 2008.

Commercial video revenues increased 7.2 percent on a year-over-year basis and increased 18.1 percent sequentially over the first quarter of 2008. The increase in video revenues year-over-year is due primarily to a 15.4 percent increase in subscribers. The sequential increase in revenues is due mostly to an increase in advertising revenues.

Commercial data network revenues in the second quarter of 2008 totaled $16.6 million, an increase of 13.9 percent when compared to $14.6 million in the second quarter of 2007 and $0.4 million or 2.3 percent, when compared to $16.2 million in the first quarter of 2008.

Commercial data network revenues comprise $9.5 million in monthly recurring charges for data services and $7.1 million in charges billed on a time and materials basis largely for personnel providing on site customer support. This latter category can vary significantly based on project activity. For the second quarter of 2008 monthly recurring data revenues increased by approximately $0.9 million when compared to the second quarter 2007 and $0.3 million compared to the first quarter 2008. Time and material charges increased by $1.1 million as compared to the second quarter of 2007 and increased by $0.1 million as compared to the first quarter of 2008.

Managed Broadband
      Managed broadband revenues totaled $9.1 million in the second quarter of 2008, an increase of 31.4 percent from $7.0 million in the second quarter of 2007. Revenue for the second quarter was up 21.4 percent from the $7.5 million reported in the first quarter of 2008. The large increases in revenues were due primarily to one time equipment sales.

Regulated Operations
GCI acquired United Utilities, Inc. (UUI) and its wholly owned subsidiary United-KUC, Inc., as part of its acquisition of the United companies on June 1, 2008.  UUI and United-KUC are incumbent local exchange carriers that obtain their revenues from rates derived from the regulated revenue requirement for each service they provide.

UUI’s consolidated regulated revenues for one month of the second quarter totaled $1.9 million and its EBTIDAS totaled $0.4 million. UUI consolidated has 12,200 local access lines at the end of the second quarter of 2008.

Other Items
During the second quarter of 2008 GCI’s capital expenditures totaled $167.4 million as compared to $52.7 million in the first quarter of 2008. GCI’s capital expenditures include those of Alaska DigiTel and include capital lease assets totaling $98.6 million attributable to the Galaxy 18 Satellite.

While the company believes that the financial results included in this press release are materially correct, the company's auditors have not yet concluded all aspects of their review of our financial statements. Accordingly, the financial results included herein should be considered preliminary and may be subject to change following conclusion of the review.

GCI will hold a conference call to discuss the quarter’s results on Thursday, July 31, 2008 beginning at 2 p.m. (Eastern). To access the briefing on July 31, dial 888-791-1856 (International callers should dial 210-234-0001) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-413-9161, access code 7461 (International callers should dial 203-369-0666.)

GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which by the end of 2008, will connect not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and villages throughout rural Alaska. GCI is now in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

      A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)	(Preliminary)
	June 30,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$95,703	13,074

Receivables	107,502	97,913
Less allowance for doubtful receivables	1,864	1,657
Net receivables	105,638	96,256

Deferred income taxes	10,423	5,734
Prepaid expenses	6,246	5,356
Inventories	5,390	2,541
Short-term investments	5,230	-
Other current assets	558	717
Total current assets	229,188	123,678

Property and equipment in service, net of depreciation	692,742	504,273
Construction in progress	115,809	69,409
Net property and equipment	808,551	573,682

Cable certificates	191,565	191,565
Goodwill	48,211	42,181
Wireless licenses	25,907	25,757
Other intangible assets, net of amortization	18,080	11,769
Deferred loan and senior notes costs, net of amortization	6,726	6,202
Other assets	11,197	9,399
Total other assets	301,686	286,873
Total assets	$1,339,425	984,233

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)	(Preliminary)
	June 30,	December 31,
Liabilities, Minority Interest, and Stockholders' Equity	2008	2007

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$9,242	2,375
Accounts payable	46,094	35,747
Deferred revenue	20,886	16,600
Accrued payroll and payroll related obligations	17,401	16,329
Accrued liabilities	9,439	7,536
Accrued interest	9,322	8,927
Subscriber deposits	1,020	877
Total current liabilities	113,404	88,391

Long-term debt	707,540	536,115
Obligations under capital leases, excluding current maturities	96,254	2,290
Obligation under capital lease due to related party, excluding current maturity	1,864	469
Deferred income taxes	93,671	84,294
Long-term deferred revenue	37,738	624
Other liabilities	19,768	12,617
Total liabilities	1,070,239	724,800

Minority interest	6,502	6,478

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 49,930 and 50,437 shares at June 30, 2008 and December 31, 2007, respectively; outstanding 49,461 and 49,425 shares at June30, 2008 and December 31, 2007, respectively	150,706	155,980

Class B. Authorized 10,000 shares; issued 3,256 and 3,257 shares at June 30, 2008 and December 31, 2007, respectively; outstanding 3,254 and 3,255 shares at June 30, 2008 and December 31, 2007, respectively; convertible on a share-per-share basis into Class A common stock	2,750	2,751

Less cost of 471 and 473 Class A and Class B common shares held in treasury at June 30, 2008 and December 31, 2007, respectively	(3,422)	(3,448)

Paid-in capital	23,522	20,132
Retained earnings	89,128	77,540
Total stockholders' equity	262,684	252,955

Total liabilities, minority interest, and stockholders' equity	$1,339,425	984,233

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except per share amounts)	2008 (preliminary)	2007 (as restated)	2008 (preliminary)	2007 (as restated)

Revenues	$142,461	129,890	277,135	254,921

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	52,448	45,579	103,759	93,569
Selling, general and administrative expenses	48,260	43,430	94,666	87,035
Depreciation and amortization expense	23,527	21,437	46,309	42,303
Operating income	18,226	19,444	32,401	32,014

Other income (expense):
Interest expense	(10,899)	(8,557)	(19,584)	(16,875)
Loan and senior notes fees	(879)	(216)	(1,102)	(396)
Interest income	402	161	483	345
Minority interest	26	(24)	(24)	(11)
Other expense, net	(11,350)	(8,636)	(20,227)	(16,937)

Income before income tax expense	6,876	10,808	12,174	15,077

Income tax expense	3,281	4,890	6,050	6,853

Net income available to common shareholders	$3,595	5,918	6,124	8,224

Basic net income available to common shareholders per common share	$0.07	0.11	0.12	0.15

Diluted net income available to common shareholders per common share	$0.07	0.11	0.11	0.14

Common shares used to calculate basic EPS	52,320	53,201	52,289	53,230

Common shares used to calculate diluted EPS	52,745	54,698	52,950	54,815

Note:
We reclassified $3.3 million and $8.2 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three and six months ended June 30, 2007, respectively, to make our income statement classification more consistent with that of our peers.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2008 (preliminary)						Second Quarter 2007 (as restated)
		Network		Managed	Regulated			Network		Managed
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$12,117	23,213	7,280	-	1,879	44,489	11,608	24,577	8,045	-	44,230
Video	25,668	-	2,149	-	-	27,817	23,907	-	2,004	-	25,911
Data	10,386	17,988	16,584	9,134	-	54,092	8,269	15,469	14,561	6,953	45,252
Wireless	13,942	690	1,431	-	-	16,063	11,344	1,570	1,583	-	14,497
Total	62,113	41,891	27,444	9,134	1,879	142,461	55,128	41,616	26,193	6,953	129,890

Cost of goods sold (exclusive of depreciation and amortization)	23,689	11,529	13,912	3,020	298	52,448	22,375	8,722	12,257	2,225	45,579

Contribution	38,424	30,362	13,532	6,114	1,581	90,013	32,753	32,894	13,936	4,728	84,311

Less SG&A	26,054	9,579	8,312	3,093	1,222	48,260	22,034	9,597	9,118	2,681	43,430
Add other income (expense)	(12)	(10)	(4)	-	-	(26)	10	10	4	-	24
EBITDA	12,382	20,793	5,224	3,021	359	41,779	10,709	23,287	4,814	2,047	40,857

Add share-based compensation	637	522	317	117	-	1,593	256	256	182	69	763
EBITDAS	$13,019	21,315	5,541	3,138	359	43,372	10,965	23,543	4,996	2,116	41,620

Note:
We reclassified $3.3 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three months ended June 30, 2007 to make our income statement classification more consistent with that of our peers.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2008 (preliminary)						First Quarter 2008
		Network		Managed	Regulated			Network		Managed
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$12,117	23,213	7,280	-	1,879	44,489	11,844	21,942	7,214	-	41,000
Video	25,668	-	2,149	-	-	27,817	25,647	-	1,820	-	27,467
Data	10,386	17,988	16,584	9,134	-	54,092	10,096	16,839	16,209	7,526	50,670
Wireless	13,942	690	1,431	-	-	16,063	13,796	393	1,348	-	15,537
Total	62,113	41,891	27,444	9,134	1,879	142,461	61,383	39,174	26,591	7,526	134,674

Cost of goods sold (exclusive of depreciation and amortization)	23,689	11,529	13,912	3,020	298	52,448	24,701	10,255	14,071	2,284	51,311

Contribution	38,424	30,362	13,532	6,114	1,581	90,013	36,682	28,919	12,520	5,242	83,363

Less SG&A	26,054	9,579	8,312	3,093	1,222	48,260	25,353	9,586	8,612	2,855	46,406
Add other income (expense)	(12)	(10)	(4)	-	-	(26)	22	19	9	-	50
EBITDA	12,382	20,793	5,224	3,021	359	41,779	11,307	19,314	3,899	2,387	36,907

Add share-based compensation	637	522	317	117	-	1,593	496	421	253	90	1,260
EBITDAS	$13,019	21,315	5,541	3,138	359	43,372	11,803	19,735	4,152	2,477	38,167

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Six Months Ended June 30, 2008 (preliminary)						Six Months Ended June 30, 2007 (as restated)
		Network		Managed	Regulated			Network		Managed
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$23,978	45,155	14,494	-	1,879	85,506	22,961	48,848	15,902	-	87,711
Video	51,315	-	3,969	-	-	55,284	47,538	-	3,770	-	51,308
Data	20,482	34,827	32,793	16,660	-	104,762	16,216	30,397	28,515	13,874	89,002
Wireless	27,721	1,083	2,779	-	-	31,583	22,016	2,697	2,187	-	26,900
Total	123,496	81,065	54,035	16,660	1,879	277,135	108,731	81,942	50,374	13,874	254,921

Cost of goods sold (exclusive of depreciation and amortization)	48,391	21,783	27,983	5,304	298	103,759	44,332	19,961	24,525	4,751	93,569

Contribution	75,105	59,282	26,052	11,356	1,581	173,376	64,399	61,981	25,849	9,123	161,352

Less SG&A	51,406	19,166	16,924	5,948	1,222	94,666	44,068	19,262	18,183	5,522	87,035
Add other income (expense)	11	9	4	-	-	24	4	5	2	-	11
EBITDA	23,688	40,107	9,124	5,408	359	78,686	20,327	42,714	7,664	3,601	74,306

Add share-based compensation	1,134	943	569	207	-	2,853	596	594	411	147	1,748
EBITDAS	$24,822	41,050	9,693	5,615	359	81,539	20,923	43,308	8,075	3,748	76,054

Note:
We reclassified $8.2 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the six months ended June 30, 2007 to make our income statement classification more consistent with that of our peers.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				June 30, 2008		June 30, 2008
				as compared to		as compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2008	2007	2008	2007	2008	2007	2008
Consumer
Voice
Long-distance subscribers	89,800	90,500	90,400	(700)	(600)	-0.8%	-0.7%
Total local access lines in service	78,100	68,400	76,800	9,700	1,300	14.2%	1.7%
Local access lines in service on GCI facilities	60,500	41,800	55,500	18,700	5,000	44.7%	9.0%

Video
Basic subscribers	130,300	124,700	130,700	5,600	(400)	4.5%	-0.3%
Digital programming tier subscribers	68,200	61,000	68,100	7,200	100	11.8%	0.1%
HD/DVR converter boxes	56,900	40,200	55,400	16,700	1,500	41.5%	2.7%
Homes passed	226,900	221,100	225,700	5,800	1,200	2.6%	0.5%

Data
Cable modem subscribers	91,000	82,600	90,900	8,400	100	10.2%	0.1%

Wireless
Wireless lines in service	77,000	62,900	73,000	14,100	4,000	22.4%	5.5%

Network Access Services
Data:
Total ISP access lines in service	2,000	2,600	2,600	(600)	(600)	-23.1%	-23.1%

Commercial
Voice:
Long-distance subscribers	10,400	11,100	10,400	(700)	-	-6.3%	0.0%
Total local access lines in service	45,400	42,900	43,500	2,500	1,900	5.8%	4.4%
Local access lines in service on GCI facilities	15,400	10,700	13,400	4,700	2,000	43.9%	14.9%

Video
Hotels and mini-headend subscribers	15,700	13,600	14,000	2,100	1,700	15.4%	12.1%
Basic subscribers	2,000	2,100	2,000	(100)	-	-4.8%	0.0%
Total basic subscribers	17,700	15,700	16,000	2,000	1,700	12.7%	10.6%

Data
Cable modem subscribers	9,000	8,100	8,800	900	200	11.1%	2.3%

Wireless
Wireless lines in service	7,100	6,700	7,200	400	(100)	6.0%	-1.4%

Regulated Operations
Voice:
Total local access lines in service	12,200	NA	NA	NA	NA	NA	NA

				June 30, 2008		June 30, 2008
	Three Months Ended			as Compared to		as Compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2008	2007	2008	2007	2008	2007	2008
Consumer
Voice
Long-distance minutes carried (in millions)	32.0	33.6	33.7	(1.6)	(1.7)	-4.8%	-5.0%

Video
Average monthly gross revenue per subscriber	$65.86	$63.79	$66.09	$2.07	$(0.23)	3.2%	-0.3%

Wireless
Average monthly gross revenue per subscriber	$57.39	$55.25	$56.76	$2.14	$0.63	3.9%	1.1%

Network Access Services
Voice
Long-distance minutes carried (in millions)	326.2	317.7	314.6	8.5	11.6	2.7%	3.7%

Commercial
Voice:
Long-distance minutes carried (in millions)	32.9	34.1	32.8	(1.2)	0.1	-3.5%	0.3%

Total
Long-distance minutes carried (in millions)	391.1	385.4	381.1	5.7	10.0	1.5%	2.6%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	June 30, 2008 (preliminary)	June 30, 2007 (as restated)	March 31, 2008
Net income	$3.6	5.9	2.5
Income tax expense	3.3	4.9	2.8
Income before income tax expense	6.9	10.8	5.3

Other (income) expense:
Interest expense	10.9	8.6	8.7
Loan and senior notes fees	0.8	0.2	0.2
Interest income	(0.4)	(0.2)	(0.1)
Minority interest	---	---	0.1
Other expense, net	11.3	8.6	8.9

Operating income	18.2	19.4	14.2
Depreciation and amortization expense	23.5	21.4	22.8
Minority interest	---	---	(0.1)

EBITDA (Note 2)	41.7	40.8	36.9
Share-based compensation expense	1.7	0.8	1.3
EBITDAS (Note 1)	$43.4	41.6	38.2

	Six Months Ended
	June 30, 2008 (preliminary)	June 30, 2007 (as restated)
Net income	$6.1	8.2
Income tax expense	6.1	6.9
Income before income tax expense	12.2	15.1

Other (income) expense:
Interest expense	19.6	16.9
Loan and senior notes fees	1.1	0.4
Interest income	(0.5)	(0.4)
Minority interest	---	---
Other expense, net	20.2	16.9

Operating income	32.4	32.0
Depreciation and amortization expense	46.3	42.3
Minority interest	---	---

EBITDA (Note 2)	78.7	74.3
Share-based compensation expense	2.8	1.7
EBITDAS (Note 1)	$81.5	76.1

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.